UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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[ ]	Preliminary Proxy Statement
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[ ]	Soliciting Material Pursuant to §240.14a-12
PETROQUEST ENERGY, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2017
_________________
Dear Stockholders:
We cordially invite you to attend our 2017 annual meeting of stockholders. The meeting will be held on Tuesday, May 16, 2017, at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 1100 Camellia Boulevard, Lafayette, Louisiana 70508. At the meeting we will:
1.    Elect the Board of Directors;
2.    Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.    Hold an advisory vote to approve the company’s executive compensation;
4.    Hold an advisory vote to approve the frequency of holding future advisory votes on the company’s executive compensation; and
5.    Transact any other business as may properly come before the meeting.
Stockholders who owned our common stock at the close of business on March 20, 2017 may attend and vote at the meeting. A stockholders’ list will be available at our offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 for a period of ten days prior to the meeting. We hope that you will be able to attend the meeting in person.
Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.
We look forward to seeing you at the meeting.
By order of the Board of Directors,

/s/ Edward E. Abels, Jr.

Edward E. Abels, Jr.
Executive Vice President – General Counsel and Secretary
Lafayette, Louisiana
March 31, 2017

PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
Our Board of Directors is soliciting proxies for the 2017 annual meeting of stockholders to be held on Tuesday, May 16, 2017 at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 1100 Camellia Boulevard, Lafayette, Louisiana 70508, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
PetroQuest will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of PetroQuest, without additional compensation, personally or by telephone.
QUESTIONS AND ANSWERS
Q:    Who can vote at the meeting?

A:
The Board set March 20, 2017 as the record date for the meeting. You can attend and vote at the meeting if you were a common stockholder at the close of business on the record date, March 20, 2017. On that date, there were 21,223,090 shares of our common stock outstanding and entitled to vote at the meeting.

Q:     What proposals will be voted on at the meeting?

A:	The following proposals are scheduled to be voted upon at the meeting:

•	The election of directors;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	Advisory approval of the company’s executive compensation; and

•	Advisory approval of the frequency of holding future advisory votes on the company’s executive compensation.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March 31, 2017 we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability, beginning on or about March 31, 2017, to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:
No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•	View our proxy materials for the meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.
Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:     How do I cast my vote?

A:
For stockholders whose shares are registered in their own names, as an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or by telephone or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board of Directors on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors, the advisory proposal on executive compensation or the advisory proposal on the frequency of future stockholder advisory votes on executive compensation (collectively, the “non-routine matters”). Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for these non-routine matters unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.
If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.
Q:    Can I revoke or change my proxy?

A:
Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:    How does the Board recommend I vote on the proposals?

A:
The Board recommends you vote “FOR” each of the nominees to our Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, “FOR” the approval, on an advisory basis, of the company’s executive compensation and for the option of every “1 Year” for future advisory votes on the company’s executive compensation.

Q:    Who will count the vote?

A:	The inspector of election will count the vote. PetroQuest’s Secretary will act as the inspector of election.
Q:    What is a “quorum?”

A:
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of our independent registered public accounting firm and the advisory proposal on executive compensation. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.
Q:    What vote is required to approve each item?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors.	The six nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.
Proposal 2 – Ratification of appointment of independent registered public accounting firm.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 3 – Advisory approval of the company’s executive compensation.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of shares represented at the meeting, in person or by proxy, and entitled to vote.
Proposal 4 — Advisory approval of the frequency of future advisory votes on the company’s executive compensation.
The alternative “1 Year,” “2 Years” or “3 Years” receiving the greatest number of votes cast by the stockholders, a plurality, will be the stockholders’ non-binding choice as to the frequency of the occurrence of future advisory votes on the company’s executive compensation.

Q:    What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?

A:
Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:    How many votes can I cast?

A:	On all matters you are entitled to one vote per share.
Q:    Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the SEC within four business days of the meeting.

Proposal 1
ELECTION OF DIRECTORS
At the meeting, six directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. After identifying the members of our Board of Directors who are up for re-election in 2017 and reviewing the criteria that the Nominating and Corporate Governance Committee uses when evaluating director nominees, the Board nominated the six directors for election at the meeting based on the recommendation of the Nominating and Corporate Governance Committee. J. Gerard Jolly was initially recommended to the Nominating and Corporate Governance Committee by our Chief Executive Officer.
We are strongly opposed to a one-size fits all model of corporate governance and believe that each board should consider its own circumstance and that a reasonable approach is likely to ensure an appropriate balance between long-tenured and more recently added board members. However, we do not have a policy limiting the tenure of a director. In our view, the best method to ensure healthy board evolution is through rigorous and thoughtful consideration of the nomination of current directors prior to each election based on a variety of factors, including director performance, skills and expertise, the company’s needs, and board diversity, as well as length of board service, both on a board average and stand-alone basis.
With regard to the composition of our current Board of Directors, we see a strategic advantage of having them continue to serve. Not only do they bring experience and historical context to the vitality and growth of PetroQuest, they all bring expertise in the oil and gas industry to PetroQuest, together with the additional noteworthy attributes described in the individual biographies below. The nominees have consented to be nominated and have expressed their intention to serve if elected. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.
Nominees
Charles T. Goodson
Age:    61        Director since:    1998    Committees:    None
Skills and Qualifications: As a result of his professional experiences, and his longevity with the company, Mr. Goodson possesses broad and particular knowledge of all aspects of the oil and gas production industry as well as extensive leadership experience.
Positions held with the company:    Chairman of the Board, Chief Executive Officer and President
Other current public directorships: None
Mr. Goodson has served as our Chairman of the Board since May 2000, and has served as our Chief Executive Officer since September 1998. He has also served as our President since July 2004, and previously served in that position from September 1998 to May 2000. From 1995 to 1998, Mr. Goodson was President of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1985, he has served as President and 50% owner of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us. From 1980 to 1985, he worked for Callon Petroleum Company, first as a landman, then District Land Manager and then Regional Land Manager. He began his career in 1978 as a landman for Mobil Oil Corporation. In addition, Mr. Goodson currently serves on the boards of directors of Iberia Bank (Lafayette Advisory Board Member), the Federal Reserve Bank of Atlanta – New Orleans Branch (Energy Advisory Council Member) and the Louisiana Oil & Gas Association.
William W. Rucks, IV

Age:	59 Director since: 1999 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: As a result of his professional experiences, including his prior service within management and as a member of the boards of directors of other public companies within our industry, Mr. Rucks possesses broad knowledge of all aspects of the oil and natural gas production industry and is able to share his insights as to best practices from those experiences.
Positions held with the company:    Director
Other current public directorships: None

Mr. Rucks is the President of Rucks Investments and has been a private investor since September 1997. He is a co-founder of Flores & Rucks, Inc., an oil and gas concern formerly traded on the NYSE. While at Flores & Rucks Inc., Mr. Rucks served as President and Vice Chairman from July 1995 until September 1996, and as President and CEO from its inception in 1992 until 1995. He served on the Board of Directors of Ocean Energy, Inc., the successor of Flores & Rucks, Inc., from 1995 until 1997. From 1985 until 1992, Mr. Rucks served as President of FloRuxco, Inc., an oil and gas exploration company. He also served as a director of OMNI Energy Services, Inc., a publicly traded oil and gas company from 1997 through 2001, and served as Chairman of the Board for most of 2001. Mr. Rucks earned a Bachelor of Science degree from Louisiana State University, graduating in 1979.
E. Wayne Nordberg

Age:	78 Director since: 2000 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: Mr. Nordberg is particularly familiar with the financial measures used to analyze business performance within the oil and natural gas production industry and with the capital markets. As a director of the company since 2000, Mr. Nordberg possesses a depth of knowledge concerning our company and its operations in particular and our industry in general.
Positions held with the company:    Director
Other current public directorships: Annaly Capital Management, Inc. and Reaves Utility Income Fund
Mr. Nordberg is currently Chairman of Hollow Brook Wealth Management LLC, an SEC registered investment advisor managing or advising investment assets of $1 billion. From January 2003 to November 2007, he served as a senior director of Ingalls & Snyder LLC, a NYSE member and registered investment advisor. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the Board of KBW Asset Management, Inc. KBW was an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor offering investment management services to institutions and high net worth individuals. From 1988 to 1998, he served in various capacities for Lord, Abbett & Co., a mutual fund company, including partner and director of their family of funds. Mr. Nordberg is a director of Annaly Capital Management, Inc. and Reaves Utility Income Fund as well as a member of the Financial Analysts Federation and The New York Society of Security Analysts. He is a Trustee of the Atlantic Salmon Federation, and the National Wildlife Federation Endowment Fund. Mr. Nordberg received a Bachelor of Arts in Economics from Lafayette College, Easton, Pennsylvania, where he is a Trustee Emeritus.

W. J. Gordon, III

Age:	68 Director since: 2004 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: Mr. Gordon’s vast experience and extensive knowledge of our industry, having served in management domestically and internationally with a major oil and natural gas company, together with his strategic management and leadership experience in several industries, strengthen the Board’s collective qualifications, skills and experience.
Positions held with the company:    Director
Other current public directorships: None
Mr. Gordon served in various capacities with Conoco Inc. and ConocoPhillips for 32 years until his retirement in 2002, including President of Dubai Petroleum Company (Conoco’s Middle East subsidiary), President of Conoco Norway, Inc. and Regional Production Manager for Conoco’s Gulf of Mexico and Gulf Coast Region. While in Norway, Mr. Gordon was Chairman of the American Chamber of Commerce in Norway for three years. From 2003 to 2016, Mr. Gordon served as the Chief Strategy Officer for the Franciscan Missionaries of Our Lady Health System. He serves on the Advisory Board of IberiaBank Corporation and is a past Trustee, Vice Chairman and member of the Executive Committee of the University of Louisiana at Lafayette (“ULL”) Foundation. He also serves on the Executive Advisory Council of the Moody College of Business of ULL. He was recently elected to the Board of Directors of AMI Kids of Acadiana. He was elected and served three non-consecutive three-year terms on the Board of the Greater Lafayette Chamber of Commerce and was a founding board member of the Community Foundation of Acadiana. Mr. Gordon received his Bachelor of Science in Physics (Cum Laude) and Military Science Degree from Southern University in Baton Rouge, Louisiana in 1970. He now actively manages his personal investments.

Charles F. Mitchell, II, M.D.

Age:	68 Director since: 2005 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: Dr. Mitchell’s experience inside and outside of the energy industry, along with his leadership and analytical skills, working knowledge of securities and compliance laws, financial and business expertise, and his extensive history with our industry, our company, and our community qualify him for service on our board as well as serving as chairman of the Compensation Committee.
Positions held with the company:    Director
Other current public directorships: None
Dr. Mitchell is a practicing surgeon and a founding partner of ENT Medical Center in Baton Rouge. For more than 30 years, the for-profit ENT Medical Center has been one of Louisiana’s top private ear, nose and throat centers. He along with nine other MD investors developed and managed the first multi-specialty Ambulatory Surgical Center in Louisiana. Dr. Mitchell has been an active private investor in and working interest owner of oil companies and drilling programs in some of the largest basins in the U.S., including the Gulf of Mexico, East Texas, Oklahoma and South Louisiana. As a result of his direct investment experience in the oil and gas industry, he was selected to serve on the board of directors of three NYSE-listed oil and gas companies from 1995 to 2005: Flores & Rucks, Inc., Ocean Energy, Inc. and Devon Energy Corporation. Dr. Mitchell serves on the Board of the Mendez Foundation in Tampa, Florida. The Foundation works with K through 12 children to educate them on the prevention of drug abuse and violence.
J. Gerard Jolly

Age:	65 Director since: 2016 Committees: Audit Committee, Compensation Committee
and Nominating and Corporate Governance Committee
Skills and Qualifications: Mr. Jolly has extensive financial experience within our industry, and his background, prior experiences, professional credentials and expertise qualify him to serve as a director as well as our Audit Committee financial expert and Chairman.
Positions held with the company:    Director
Other current public directorships: None
Mr. Jolly was a long-time partner in the nationally recognized accounting firm of KPMG until his retirement in 2012. Since 2012, Mr. Jolly has provided tax and consulting services specializing in strategic and succession planning, governance, estate planning and philanthropy. In his 38 year career with KPMG, Mr. Jolly served in a variety of roles including the firm’s National Managing Partner of its mid-market business and was a member of the firm’s Board of Directors. As a member of the KPMG board, Mr. Jolly served as Chairman of the Audit, Finance and Operations Committee as well as the Nominating Committee. He is a licensed CPA and holds a Bachelor of Science in Accounting from Louisiana State University. He is a member of the E.J. Ourso College of Business Hall of Distinction at Louisiana State University, the immediate past President of the Dean’s Advisory Council for the E.J. Ourso College of Business and the immediate past Chairman of the Pennington Biomedical Research Foundation.

Director Independence
The listing standards of the NYSE require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.
Based on these standards, our Board of Directors has affirmatively determined that W. J. Gordon, III, J. Gerard Jolly, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV are independent. Messrs.  Gordon and Jolly, and Dr. Mitchell have no relationship with us, except as directors and stockholders. In determining the independence of Mr. Nordberg and Mr. Rucks, the Board considered each of Mr. Nordberg’s and Mr. Rucks’ relationship with us as a working interest owner in particular properties operated by us or in which we also hold a working interest. See “Other Information – Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a more complete description of this relationship.

Board Structure and Corporate Governance Guidelines

Our Board of Directors is governed by PetroQuest’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the standing committees of the Board and the laws of the State of Delaware. The Corporate Governance Guidelines form an important framework for our Board’s corporate governance practices and assist the Board in carrying out its responsibilities.  The Board reviews these guidelines and the committee charters periodically to consider the need for amendments or enhancements.  The Corporate Governance Guidelines and committee charters are available in the “Investors – Governance” section of our website at www.petroquest.com, and are available in print to any stockholder who requests them. In addition to the above governing documents, the company’s Code of Business Conduct and Ethics that applies to all of our employees, as well as each member of the Board, can also be found in the “Investors –Governance” section of our website at www.petroquest.com, and is available in print to any stockholder who requests it. We intend to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer or chief financial officer) at this location on our website.
Board Leadership Structure and Role in Risk Oversight
Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry, and the director most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside PetroQuest and the oil and gas industry, while the Chief Executive Officer brings PetroQuest-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman of the Board and Chief Executive Officer promotes strategy development and execution, and facilitates information flow and communication between senior management and the Board of Directors, which are both essential to effective governance.
One of the key responsibilities of the Board of Directors is to develop a strategic direction for PetroQuest and to hold management accountable for the execution of our strategy once it is developed. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of the stockholders because it provides the appropriate balance between strategy development and independent oversight of management.
As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy), and also oversees compliance with applicable laws and regulations as well as our Code of Business Conduct and Ethics. The Compensation Committee oversees compliance with our compensation plans, and the Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles. Each of the committees report to the Board regarding the areas of risk they oversee.
Lead Director
Our Board of Directors has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which our management director and members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Based on the recommendation of the Nominating and Corporate Governance Committee, William W. Rucks, IV was re-designated by the Board to serve in this position in November 2015.
Communicating with our Board of Directors
Stockholders and other parties interested in communicating directly with our non-management members of our Board of Directors may do so by writing to: Corporate Secretary, PetroQuest Energy, Inc., 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. The Board has approved a process for handling letters received by PetroQuest and addressed to non-management members of the Board. Under that process, our Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to non-management members of the Board and request copies of any such correspondence. Concerns relating to business ethics, accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend and historically they have done so. For example, all of the directors other than Mr. Nordberg attended the 2016 annual meeting.
Board and Committee Activity and Compensation
During 2016, our Board of Directors held 14 meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. There are currently three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The independent directors of the Board annually appoint one member of each committee as chairperson to serve a one-year term, after an initial term of two years, at the first meeting of the Board following our annual meeting of stockholders. Committee membership and the functions of those committees are described below.
Audit Committee. The current members of the Audit Committee are W. J. Gordon, III, J. Gerard Jolly (Chairman), Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV, and the committee met four times during 2016. Michael L. Finch was a member and Chairman of the committee prior to his resignation from the Board in December 2016. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC, and that J. Gerard Jolly is an audit committee financial expert under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.
Compensation Committee. The current members of the Compensation Committee are W. J. Gordon, III, J. Gerard Jolly, Charles F. Mitchell, II, M.D. (Chairman), E. Wayne Nordberg and William W. Rucks, IV, and the committee met six times during 2016. Michael L. Finch was a member of the committee prior to his resignation from the Board in December 2016. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for establishing PetroQuest’s compensation policies and monitoring the implementation of PetroQuest’s compensation system for its executives. The committee may delegate any of its responsibilities to subcommittees as the committee deems appropriate, provided the subcommittees are composed entirely of independent directors. The committee’s processes and procedures for determining executive compensation are described below under “Other Information – Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are W. J. Gordon, III (Chairman), J. Gerard Jolly, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV. Michael L. Finch was a member of the committee prior to his resignation from the Board in December 2016. The committee met six times during 2016. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to PetroQuest. Although not part of any formal policy, our goal is a balanced and diverse board of directors, with members whose skills, backgrounds and experiences are complimentary and, together, cover the spectrum of areas that impact our business. Attributes such as character, integrity, judgment, experience, professional achievements and financial and business acumen are cited in our Corporate Governance Guidelines as among the principal qualifications of an effective director.
Director Nominations Process. As indicated above, nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter.
Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at our annual meeting of stockholders. Historically, we have not had a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Board or the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees in this proxy statement, and therefore we believe that no formal policy, in addition to the provisions contained in our Bylaws, concerning stockholder recommendations is needed.

In addition to stockholder nominations, the Nominating and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then-current makeup of the Board. This assessment includes an evaluation of the nominee’s judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership and objectivity, all in the context of the perceived needs of the Board at that point in time. Our Board of Directors believes that, at a minimum, all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.
Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Deadline for Receipt of Stockholder Proposals” in this proxy statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder giving the notice, (i) the name and address, as they appear on PetroQuest’s books, of such stockholder and (ii) the class and number of shares of PetroQuest that are beneficially owned by such stockholder and that are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of PetroQuest that are beneficially owned by such person.
Compensation of Directors. Our one management director is not separately compensated for his service as a director. In 2016, each of our non-employee directors received an annual retainer fee of $75,000. The Chairman of the Audit Committee received an additional annual cash retainer of $15,000, and the Chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee and the Lead Director each received an additional annual cash retainer of $10,000. Each non-employee director also received an attendance fee of $1,500 per Board or committee meeting attended. The attendance fee was temporarily reduced to $1,000 per meeting attended between February 2016 and September 2016, consistent with the company’s efforts to reduce overall expenses. In September 2016, Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell each received options to purchase 21,000 shares of common stock at an exercise price of $3.17 per share, the fair market value of one share of our common stock on the date of grant. In December 2016, Mr. Jolly received options to purchase 21,000 shares of common stock at an exercise price of $4.11 per share, the fair market value of one share of our common stock on the date of grant. The stock options have a term of ten years and vest on the earlier to occur of the first anniversary of the grant date or the 2017 annual meeting of stockholders. The members of our Board of Directors are entitled to reimbursement of their expenses incurred in connection with the attendance at Board and committee meetings in accordance with company policy.
The following table summarizes the annual compensation for our non-employee directors during 2016.

Director Compensation for Fiscal Year-End December 31, 2016
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)(2)	Total ($)
Michael L. Finch (3)	107,500	-	45,150	152,650

W. J. Gordon, III	102,500	-	45,150	147,650

J. Gerard Jolly (4)	1,500	-	59,850	61,350

Charles F. Mitchell, II, M.D.	102,500	-	45,150	147,650

E. Wayne Nordberg	91,500	-	45,150	136,650

William W. Rucks, IV	101,500	-	45,150	146,650

(1)
These amounts reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of awards pursuant to our 2016 Long Term Incentive Plan. Assumptions used in the calculation of these amounts are included in “Note 5 – Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on March 9, 2017.

(2)	As of December 31, 2016, each of Messrs. Finch, Gordon, Nordberg, Rucks and Dr. Mitchell had a total of 27,875 stock options outstanding, and Mr. Jolly had a total of 21,000 stock options outstanding.

(3)	Mr. Finch resigned from the Board in December 2016.

(4)	Mr. Jolly joined the Board in December 2016.
Vote Required
The six nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.
Board Recommendation
Our Board of Directors recommends a vote “FOR” all six nominees to the Board.

Proposal 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2017. Ernst & Young has served as our independent registered public accounting firm since June 28, 2002. We are asking the stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Ernst & Young was appointed by the Audit Committee in accordance with its charter.
In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in PetroQuest’s and our stockholders’ best interests.
The Audit Committee has approved all services provided by Ernst & Young. Representatives of Ernst & Young plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.
Audit Fees
The following table sets forth the fees incurred by us in fiscal years 2015 and 2016 for services performed by Ernst & Young LLP:

	2015	2016
Audit Fees(1)	$542,250	$534,400
Audit Related Fees(2)	-	-
Tax Fees(3)	38,400	70,800
All Other Fees(4)	-	-
Total Fees	$580,650	$605,200

(1)
Audit fees are fees paid to Ernst & Young LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings. In 2015, audit fees included $85,000 related to services provided in connection with other SEC filings and $54,250 related to reimbursement of out-of-pocket expenses. In 2016, audit fees included $90,000 related to services provided in connection with debt exchange transactions, $8,000 related to services provided in connection with other SEC filings and $33,400 related to reimbursement of out-of-pocket expenses.

(2)
Audit related fees are fees paid to Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)
Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(4)	No other fees for professional services were paid to Ernst & Young LLP with respect to the fiscal years ended December 31, 2015 and 2016.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of
Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may delegate the authority to pre-approve the retention of the independent registered public accounting firm for permitted non-audit services to one or more members of the committee, provided that such persons are required to present the pre-approval of any permitted non-audit service to the committee at the next meeting following any such pre-approval. None of the fees paid to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.
Audit Committee Report
The Audit Committee assists our Board of Directors in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.
Management is responsible for the preparation, presentation, and integrity of PetroQuest’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of PetroQuest’s system of internal control over financial reporting. PetroQuest’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of PetroQuest’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of PetroQuest’s independent auditor. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.
The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of PetroQuest’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of PetroQuest’s consolidated financial statements and the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communication With Audit Committees).
Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Ernst & Young’s independence, the committee considered the non-audit services provided to PetroQuest by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The committee has reviewed and discussed PetroQuest’s audited consolidated financial statements for the fiscal year ended December 31, 2016 with management and Ernst & Young. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that PetroQuest’s audited consolidated financial statements be included in PetroQuest’s Annual Report on Form 10-K as filed with the SEC.
AUDIT COMMITTEE
J. Gerard Jolly, Chairman
W. J. Gordon, III
Charles F. Mitchell, II, M.D.
E. Wayne Nordberg
William W. Rucks, IV

Vote Required
The approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Ernst & Young LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation
Our Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Proposal 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience. To do this, we offer a compensation package that recognizes individual and company performance. Elements of this compensation package include base salary, annual cash incentives and long-term cash and equity incentives. Our compensation package is meant to provide incentives and maximize stockholder value by (i) emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders, (ii) structuring annual incentive compensation to be contingent upon the achievement of performance measures, and (iii) designing each component of executive compensation to be competitive with the compensation practices of our oil and gas industry peer companies. We have adopted this compensation philosophy because we believe that it is critical for our continued success, the achievement of our short-term and long-term goals and because we believe it helps our executives maximize stockholder value. Stockholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure.
2016 Advisory Vote on Executive Compensation
We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (the “Say-On-Pay Proposal”). We obtained a majority support for our Say-On-Pay Proposal at our annual meeting of stockholders held in May 2016, with approximately 94% of stockholders voting on the proposal voting for it.
Proposal
As described in the section of this proxy statement titled “Compensation Discussion and Analysis,” we believe our compensation program is effective, appropriate and strongly aligned with the interests of our stockholders and that the total compensation packages provided to the named executive officers are reasonable in the aggregate. As you consider this proposal, we urge you to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative disclosure for additional details on executive compensation, including our compensation philosophy and objectives and the past compensation of the named executive officers.
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers. Accordingly, you may vote on the following resolution at the meeting:
“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement relating to the company’s 2017 annual meeting, is hereby approved.”
This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
Vote Required
The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. For the approval of the advisory vote on the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation
The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure contained in this proxy statement.

Proposal 4
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Proposal
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the company is providing stockholders with the opportunity to cast an advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years.
In 2011, the company held its first “say on pay” vote. In connection with that vote, the company asked its stockholders to recommend the frequency of future “say on pay” votes and the stockholders voted in favor of a frequency of once every year. Based on these results and the reasons described below, the Board of Directors determined to hold an advisory (non-binding) vote on executive compensation every year.
The Board of Directors has determined that although a large part of the company’s focus is on long-term value, the stockholders should have an opportunity to provide input on executive compensation once every year. This determination was based upon the premise that executive compensation is evaluated, adjusted and approved on an annual basis by the Compensation Committee and the Board of Directors’ belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual determinations. Additionally, an annual vote promotes a higher level of accountability to the stockholders and fosters more frequent communication between the Compensation Committee and the stockholders.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.
Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.
Vote Required
The alternative “1 Year,” “2 Years,” or “3 Years” receiving the greatest number of votes cast by the stockholders, a plurality, will be the stockholders’ non-binding choice as to the frequency of the occurrence of future advisory votes on executive compensation. As a result, broker non-votes and abstentions will not be counted in determining which alternative received the largest number of votes cast. For the advisory vote on the frequency of the “say on pay” vote, you may choose between “1 Year,” “2 Years,” or “3 Years” or abstain from voting.

Board Recommendation
The Board of Directors unanimously recommends that you vote for the option every “1 Year” for future advisory votes on executive compensation.

OTHER INFORMATION
Principal Stockholders
The following table presents certain information as of March 20, 2017, as to:

•	each stockholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•	each director,

•	each executive officer named in the Summary Compensation Table, and

•	all directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent of Class
MacKay Shields LLC (3)	1,633,296	7.7%
Franklin Advisers, Inc. (4)	1,469,902	6.9%
Oppenheimer & Co. Inc. (5)	1,068,025	5.0%
Charles T. Goodson (6)	905,753	4.3%
William W. Rucks, IV (7)	374,349	1.8%
E. Wayne Nordberg (8)	194,405	*
Arthur M. Mixon, III (9)	165,401	*
Charles F. Mitchell, II, M.D. (10)	111,096	*
J. Bond Clement (11)	108,800	*
J. Gerard Jolly (12)	71,000	*
W. J. Gordon, III (13)	51,000	*
Edward E. Abels, Jr. (14)	47,118	*
Tracy Price (15)	33,431	*
All directors and executive officers as a group (9 persons) (16)	2,028,922	9.4%

* Less than 1%

(1)
Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by officers, directors and principal stockholders and reporting forms, if any, filed with the SEC on behalf of such persons.

(2)
Unless otherwise indicated, the address of all beneficial owners of more than five percent of our shares of common stock set forth above is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

(3)
Based on a Schedule 13G/A filed on January 10, 2017 by MacKay Shields LLC (“MacKay”). The address for MacKay is 1345 Avenue of Americas, New York, New York 10105. MacKay has sole power to vote or to direct the vote of and sole power to dispose or to direct the disposition of all of the shares.

(4)
Based on a Schedule 13G filed on February 7, 2017 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson (“CBJ”), Rupert H. Johnson, Jr. (“RHJ”) and Franklin Advisers, Inc. (“FAI”). The address for FRI, CBJ, RHJ and FAI is One Franklin Parkway, San Mateo, California 94403. FAI has sole power to vote or to direct the vote of and sole power to dispose or to direct the disposition of all of the shares.

(5)
Based on a Schedule 13G filed on February 13, 2017 by Oppenheimer & Co. Inc. (“Oppenheimer”). The address for Oppenheimer is 85 Broad Street, New York, New York 10004. Oppenheimer has sole power to vote or to direct the vote of all of the shares.

(6)
Includes (i) 826,790 shares of common stock directly held by Mr. Goodson and (ii) 78,965 shares of common stock issuable on the exercise of vested options. Mr. Goodson has pledged 700,000 of the shares of common stock directly held by him as security for a loan. As of March 20, 2017, the principal balance of the loan was approximately $1.53 million compared to $2.95 million as of January 1, 2015.

(7)
Includes (i) 342,170 shares of common stock directly held by Mr. Rucks, (ii) 27,875 shares of common stock issuable on the exercise of vested options and (iii) 4,304 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(8)
Includes (i) 90,217 shares of common stock directly held by Mr. Nordberg, (ii) 39,625 shares directly held by IRA FBO E. Wayne Nordberg, Pershing LLC as Custodian Rollover Account, (iii) 17,500 shares of common stock directly and indirectly held by Mr. Nordberg’s wife, (iv) 19,188 shares of common stock directly held by the Olivia S. Nordberg Trust and (v) 27,875 shares of common stock issuable on the exercise of vested options.

(9)	Includes (i) 122,039 shares of common stock directly held by Mr. Mixon and (ii) 43,362 shares of common stock issuable on the exercise of vested options.

(10)
Includes (i) 81,500 shares of common stock directly held by Dr. Mitchell, (ii) 27,875 shares of common stock issuable on the exercise of vested options and (iii) 1,721 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

(11)	Includes (i) 68,596 shares of common stock directly held by Mr. Clement and (ii) 40,204 shares of common stock issuable upon the exercise of vested options.

(12)	Includes (i) 50,000 shares of common stock indirectly held through Mr. Jolly’s IRA and (ii) 21,000 shares of common stock issuable on the exercise of vested options.

(13)	Includes (i) 23,125 shares of common stock directly held by Mr. Gordon and (ii) 27,875 shares of common stock issuable on the exercise of vested options.

(14)	Includes (i) 27,260 shares of common stock directly held by Mr. Abels and (ii) 19,858 shares of common stock issuable on the exercise of vested options.

(15)	Mr. Price’s employment with the company was terminated effective as of October 7, 2016.

(16)
Includes (i) 314,889 shares of common stock issuable on the exercise of vested options and (ii) 6,025 shares of common stock issuable upon the conversion of our Series B cumulative convertible perpetual preferred stock (assuming we do not exercise our right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock upon conversion).

Executive Officers
Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Mr. Goodson, who is also a member of the Board, follows the table:

Name	Age	Position
Charles T. Goodson	61	Chairman of the Board, Chief Executive Officer, President and Director
J. Bond Clement	45	Executive Vice President, Chief Financial Officer and Treasurer
Arthur M. Mixon, III	58	Executive Vice President – Operations and Production
Edward E. Abels, Jr.	59	Executive Vice President – General Counsel and Secretary

J. Bond Clement has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2009. He has also served as our Senior Vice President and Chief Accounting Officer from March 2008 to October 2009, as our Controller from October 2004 until March 2008, as a Vice President from May 2006 to August 2007 and as our Vice President of Finance from August 2007 to March 2008. Prior to joining us in October 2004, Mr. Clement served in a variety of investor relations, corporate finance and accounting related management positions at Stone Energy Corporation from 1997 to 2004, including most recently as Controller, and worked for Freeport-McMoRan Inc. from 1996 to 1997. From 1993 to 1996, Mr. Clement worked at Arthur Andersen LLP primarily auditing clients focused in the energy industry. Mr. Clement earned a Bachelor of Science Degree in Accounting, Cum Laude, from Louisiana State University in 1993 and was a Certified Public Accountant.

Arthur M. Mixon, III has served as our Executive Vice President – Operations and Production since October 2009. He also served as our Executive Vice President – Exploration and Production from May 2006 to October 2009 and as our Senior Vice President-Operations from January 2001 to May 2006. From 1981 to 2001, Mr. Mixon accumulated 20 years of experience with BP Amoco PLC, a public petroleum and petrochemical company, in a variety of engineering, supervisory and management positions in the United States, Trinidad and Tobago, and Venezuela. Mr. Mixon is a Registered Professional Engineer and a member of the Society of Petroleum Engineers, American Association of Drilling Engineers, American Petroleum Institute and the Louisiana Oil and Gas Association. Additionally, he is a member of the National Ocean Industries Association and the Oilfield Christian Fellowship. Mr. Mixon received a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University in 1980.

Edward E. Abels, Jr. has served as our Executive Vice President – General Counsel and Secretary since February 2014. Mr. Abels served as the General Counsel for Texas Crude Energy, LLC from July 2011 until joining us. Prior to his tenure at Texas Crude Energy, he was a shareholder of the law firm of Greenberg Traurig, LLP from December 2007 to July 2011. Prior to Greenberg Traurig, Mr. Abels served in various in-house counsel positions with several energy companies and in private practice with two large law firms. Mr. Abels received a Bachelor of Science degree in Petroleum Engineering and a Juris Doctor degree from Louisiana State University in 1981 and 1993, respectively.

Compensation Discussion and Analysis
Introduction. This Compensation Discussion and Analysis describes the key elements of PetroQuest’s executive compensation program and 2016 compensation decisions for our named executive officers (“NEOs”). In particular, this Compensation Discussion and Analysis explains how the Compensation Committee of our Board of Directors and our Board of Directors made their compensation decisions for the NEOs.
For fiscal year 2016, our NEOs were:

•	Charles T. Goodson, Chairman of the Board, Chief Executive Officer and President;

•	J. Bond Clement, Executive Vice President, Chief Financial Officer and Treasurer;

•	Arthur M. Mixon, III, Executive Vice President – Operations and Production;

•	Edward E. Abels, Jr., Executive Vice President, General Counsel & Secretary; and

•	Tracy Price, former Executive Vice President – Business Development & Land.

This Compensation Discussion and Analysis also describes the pay philosophy the committee has established for the company’s executive officers, the process the committee utilizes to examine performance in the context of executive pay decisions, the performance goals and results for each named officer, and any recent updates to our compensation program and policies.
Executive Summary
Summary of PetroQuest’s Business. PetroQuest is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Louisiana and the shallow waters of the Gulf of Mexico.
During 2016, the Board of Directors and management completed the transformation of PetroQuest into a more geographically focused exploration and production company. This multi-year strategic transformation was designed to focus the Company's resources on its highest returning assets in the Cotton Valley and Gulf Coast Basin. As part of this transformation, the Company successfully sold certain assets in order to generate substantial liquidity to reduce debt, extend debt maturities and navigate through the current low commodity price environment. We have a portfolio of high-quality assets with a balanced mix of unconventional and conventional resources. Our strategy will continue to focus on utilizing cash flow from our conventional resources to fund the growth and development of our unconventional onshore assets. We believe the resulting smaller asset portfolio, combined with our balance sheet enhancing actions during 2016, leaves the company in a stronger position in the current oil and natural gas environment.
Compensation Actions to Recognize Low Commodity Price Environment. Given the low oil and natural gas price environment, and our disciplined approach to executive compensation, the committee approved the following compensation actions for 2016:

•	Held salaries flat at 2014 levels for our NEOs during 2015 and 2016;

•	Reduced grant date values of long-term incentive awards for each of our NEOs in 2016 to also manage share utilization;

•	Granted options to our NEOs requiring an additional element of performance by setting the exercise price above the fair market value (“FMV”) on date of grant (i.e. premium priced); and

•	Exercised discretion by reducing the payouts to our NEOs under our annual cash bonus plan, despite strong 2016 performance results.

Compensation Philosophy
Our philosophy in establishing executive compensation policies and practices is to align each element of compensation with our short-term and long-term strategic objectives, while providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation philosophy are as follows:
•    Competitive – Attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience through a mix of base salary, annual cash incentives and long-term equity or equity-based incentives that recognize individual and company performance;
•    Aligned to our stockholders’ interests – Provide incentives to increase and maximize stockholder value by emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders;
•    Performance based – Structure annual incentive compensation so that it is contingent upon the achievement of performance measures intended to reward performance year over year that we believe will create stockholder value in the short-term and over the long-term; and
•    Balanced – Design components of executive compensation with short and long-term objectives to focus our executives on actions that create value today while building for sustainable future success.

Compensation Element	2016 Action
Base Salary • Fixed rate of pay	Base salaries held flat. No increase for NEOs.
Annual Incentive Plan
•    Payout from 0% - 200% of target
•    Payout based on performance factors with discretion given to committee on an individual basis
•    2016 performance metrics included:
o    Financial
o    Balance Sheet Management
o    Operations, Production & Reserves
o    M&A Activity and Business Relationships
o    Discretionary
Performance Result was 180% of target. In light of the current commodity price environment, the committee exercised negative discretion and set the performance result at 33% of target.
Long-term Incentives
•    Premium priced options in order to require higher performance by NEOs
•    Performance awards based on relative TSR, with a one year performance period and three years of vesting
•    Restricted stock unit awards both equity and cash settled

Reduced value of awards to reflect current commodity price environment and to manage share utilization
•    100% of the March 2016 stock option grants were premium priced at 85% above FMV on grant date
•    33% of the September 2016 stock option grants were premium priced at 25% above FMV on grant date
•    Stock options granted at FMV on grant date must appreciate for any value to be realized
•    No full value awards granted

Administration. Our executive compensation program is administered by the Compensation Committee of our Board of Directors in accordance with the committee’s charter and other corporate governance requirements of the SEC and the NYSE.
The committee has directly engaged and will engage, from time to time, compensation consultants familiar with the oil and gas industry to advise the committee regarding certain compensation issues. The assignments of the consultants are determined by the committee, although management may provide input for these assignments. The principal responsibility of compensation consultants is to advise the committee on compensation recommendations for the NEOs, as well as on general matters relating to executive compensation strategy and programs. During 2016, the committee engaged Korn Ferry Hay Group and Longnecker to assist the committee in its review of the company’s compensation practices based on a proxy analysis of its peer group for the company’s executive officers and directors. In addition to executive compensation analysis, Longnecker was engaged to review retention bonuses for key employees, which were not implemented.

The committee determines the total compensation of the CEO and the nature and amount of each element of CEO compensation. The CEO plays a key role in determining executive compensation for the other NEOs. Generally, the CEO attends the meeting of the committee regarding executive compensation and is available to discuss his recommendations with the committee, including his evaluation of the performance of the other NEOs in arriving at his recommendations, which are based on his direct evaluation of such executives, after receiving input from the peers of such executives and others, if necessary. These recommendations are considered by the committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity or equity-based incentives, and benefits and perquisites for such executives.
To determine the total compensation of the CEO and the other NEOs, the committee conducts an annual review of executive officer compensation practices and market pay levels, approves the design and evaluates the risk associated with the company’s executive compensation program, approves the total annual awards under the company’s short-term and long-term incentive programs, reviews and approves offer letters, employment agreements and severance arrangements between the company and any of the senior executives and recommends succession plans to the Board. The committee carefully considers current market practices, internal equity issues and historical company practices, along with long-term market trends and discounts short-term market fluctuations in setting executive compensation levels.
2016 Advisory Vote on Executive Compensation. We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (the “Say-On-Pay Proposal”). We obtained 94% support for our Say-On-Pay Proposal at our annual meeting of stockholders held in May 2016. We feel that this high level of support was received due to the committee continually reviewing our executive compensation program and policies and, after contacting certain of our significant stockholders to discuss our compensation programs and understanding their concerns, making significant changes in our executive compensation program and policies in 2014.
2016 Executive Compensation Highlights

In 2016, although changes were not made to our executive compensation program, the compensation committee reviewed each aspect of our executive compensation program in light of commodity prices, anticipated capital expenditures and available cash. In an effort to align executive compensation with stockholders’ interests, the following is a summary of our implementation of executive compensation in fiscal year 2016:

•
The objective of our executive compensation program remained the same, which is to attract, retain, motivate and reward highly qualified and competent executives with extensive oil and gas industry experience.

•	The structure of our executive compensation program supports achievement of our business objectives of delivering top-line results while remaining focused on profitability.

•
Compensation for our NEOs in 2016 included base salary, annual cash bonus and long term incentive grants. The long term incentive grants consisted primarily of premium priced options, reflecting the intention of the committee to grant performance based incentives to our CEO and the other NEOs.

•
Although annual cash incentive awards were earned based on the company’s achievement of pre-determined performance goals as set forth below, performance bonuses were awarded to NEOs at a reduced percentage of 33% of target.

•	Each of our executive officers has an employment agreement that provides severance upon a termination of employment without cause or a resignation for good reason.

Executive Compensation Program. Based on and consistent with the philosophy and objectives stated above, our current executive compensation program and our historical programs and practices consist of the following elements:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/Long Term
Base Salary	Provides an appropriate level of fixed compensation to attract and retain leaders with extensive experience in the oil and gas industry	Based on market pay levels, individual performance and responsibilities	Fixed within a range that approximates or targets the salaries of executive officers that is within the upper quartile of our peers	Short-Term
Annual Cash Incentive Awards	Encourages annual results that create stockholder value	Based on annual achievement of predetermined company objectives – organic growth, financials, balance sheet management, production and reserves, M&A, business relationships and discretionary	Performance based	Short-Term
Stock Options	Aligns compensation with the company’s business strategy and the long-term creation of stockholder value	Based on increases in stock price over the grant date FMV. As an additional performance element for 2016, options were premium priced over FMV.	Performance based	Long Term
Performance Units	Aligns compensation with the company’s business strategy and the long-term creation of stockholder value	Based on company’s ranking among peers based on relative total stockholder return (TSR)	Performance based	Long-Term
Restricted Stock Units	Aligns compensation with the company’s business strategy and the long-term creation of stockholder value	Based on increases in stock price over time	Fixed within a range, subject to the committee’s overall determination as to the appropriate level of award	Long-Term
Phantom Stock Units	Aligns compensation with the company’s business strategy and the long-term creation of stockholder value	Based on increases in stock price over time	Fixed within a range, subject to the committee’s overall determination as to the appropriate level of award	Long-Term

Benchmarking Using Peer Companies. To determine the competitiveness of our compensation and benefit programs, the committee, in consultation with its independent compensation consultant, establishes a “peer group” for comparative purposes. The committee, in monitoring the peer industry practices, may make modifications to the peer group from time to time due to consolidations within and for new companies entering the oil and gas exploration and production industry, or for other reasons, including but not limited to, revenue size, industry, operations; and closest competitors for talent.
The committee has and will continue to monitor the appropriateness of the peer group and the relative measures drawn from the benchmarking process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the company as part of the committee’s competitiveness evaluation. In 2016, the peer group included the following companies:

Company Name	Sales/Rev ()	Market Cap (1)	Similar Number of Employees	Primarily natural gas producer	Operates in same areas	Competes for same employees
Abraxas Petroleum Corp.	42.87M	379.07M	Yes	Yes	Yes	Yes
Approach Resources Inc.	89.29M	130.82M	Yes	Yes	No	Yes
Callon Petroleum Company	155.19M	2.77B	Yes	No	No	Yes
Clayton Williams Energy Inc.	157.6M	2.44B	No	No	No	Yes
Comstock Resources, Inc.	169.03M	151.51M	Yes	Yes	Yes	Yes
Contango Oil & Gas Company	78.01M	192.52M	Yes	Yes	Yes	Yes
Gastar Exploration Inc.	59.68M	247.64M	No	Yes	No	Yes
Jones Energy, Inc.	118.06M	262.24M	Yes	Yes	No	Yes
Primeenergy Corp.	58.82M	121.8M	No	Yes	Yes	Yes
Resolute Energy Corp.	130.31M	964.1M	No	Yes	No	Yes
Rex Energy Corp.	151.61M	54.67M	No	Yes	No	Yes
Sanchez Energy Corp.	415.12M	866.37M		Yes	Yes	Yes
Stone Energy Corporation	366.4M	37.61M	No	Yes	Yes	Yes
W&T Offshore, Inc.	386.98M	377.31M	No	Yes	Yes	Yes
Median	130.31M	254.94M	-	-	-	-
PetroQuest	72.56M	86.17M	-	-	-	-

Consistent with our total executive compensation philosophy set forth above, in setting executive compensation the committee considers the total compensation payable to a named executive officer and each form of compensation. The committee seeks to achieve a balance between immediate cash rewards for the achievement of annual company-wide objectives and individual objectives, and long-term incentives that vest over time and that are designed to align the interests of our NEOs with those of our stockholders.
The committee determines the size and relative size of each element of compensation based primarily on:

•	the achievement of company performance goals based on our strategic plan and annual business plan;

•	market practices determined from benchmarking data from our peer group from time to time; and

•	individual performance.
The percentage of compensation that is contingent incentive compensation typically increases in relation to an executive’s responsibilities within the company, with contingent incentive compensation for more senior executives being a greater percentage of total compensation than for less senior executives. The committee believes that making a significant portion of an executive’s incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.
The committee also compares our CEO’s compensation with that of the other NEOs in order to determine an appropriate level of relative compensation and to otherwise confirm that it is appropriate based on all relevant factors and circumstances.
Additional details regarding each element of our executive compensation program are as follows:
Base Salaries. Base salaries take into consideration the individual titles, duties, responsibilities, scope of control and accountability for each executive position and the current and anticipated competitive environment of the oil and gas industry in general, and exploration and production companies in particular. Actual salaries are intended to be set within a range that approximates or targets the salaries of executive officers serving in similar positions in companies that are within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants; provided, however, that the committee maintains the flexibility to deviate from these practices for individual circumstances.
The committee approves all increases in base salary for our NEOs. The committee reviews salaries of executive officers at periodic intervals and considers increases, as appropriate, generally at twelve to eighteen month intervals. In assessing the amount and timing of salary adjustments the committee considers individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons, and relative positions within the company.

As shown in table below, the committee did not make any base salary adjustments for the NEOs in 2014, 2015 or 2016:

Name	FY 2014 Ending Base Salary	FY 2015 Ending Base Salary	FY 2016 Ending Base Salary
Charles T. Goodson	$636,540	$636,540	$636,540
Arthur M. Mixon, III	$375,950	$375,950	$375,950
J. Bond Clement	$365,650	$365,650	$365,650
Edward E. Abels, Jr.	$350,000	$350,000	$350,000
Tracy Price	$365,650	$365,650	$365,650

The determination made by the committee not to make annual base salary increases was based on commodity prices of oil and gas, the desire to maintain cash, and the overall condition of the oil and gas industry.

Base salaries for all NEOs for 2014, 2015 and 2016 are shown in the “Salary” column and the footnote thereto of the Summary Compensation Table.
Annual Incentive Compensation. The NEOs are each eligible for incentive awards under the PetroQuest Energy, Inc. Annual Incentive Plan, adopted May 12, 2010, as amended. The Annual Incentive Plan is administered by the Compensation Committee of the Board of Directors. As part of the plan, each named executive officer is assigned a participation tier (which may be based on salary or responsibility level and the competitive market) as determined by the committee in its sole discretion. Each participation tier is assigned a minimum, a target and a maximum bonus percentage of annual base salary. Awards under the plan are based on the attainment of performance criteria based on strategic objectives and are paid in cash lump sum amounts after the end of the applicable plan year. Each category of performance criteria (based on strategic objective) is assigned a weight (from 0 to 100%) and performance score (from 1 to 5) by the committee and the calculation of the bonus is based on the total weighted performance score, as adjusted for individual performance. The total points required for the minimum, target and maximum bonus are 5, 15 and 25, respectively. Point totals between the minimum and target and between target and maximum will be interpolated. Further, the committee may, in its sole discretion, increase or decrease individual awards under the plan based on an individual’s performance, may determine not to make any awards under the plan even if performance criteria have been met or may determine to pay a lesser or greater amount to any employee or group of employees participating in the plan.

For the 2016 plan year, the committee established the minimum, target and maximum bonus for our NEOs as follows (calculated as a percentage of base salary):

Name and Principal Position	Minimum Bonus	Target Bonus	Maximum Bonus (1)
Charles T. Goodson Chief Executive Officer & President	0%	100%	200%
J. Bond Clement Executive Vice President, Chief Financial Officer and Treasurer	0%	100%	130%
Arthur M. Mixon, III Executive Vice President, Operations and Production	0%	100%	130%
Edward E. Abels, Jr. Executive Vice President, General Counsel & Secretary	0%	100%	130%
Tracy Price Former Executive Vice President, Business Development and Land	0%	100%	130%

(1)
The maximum bonus for each Executive Vice President may be increased to 200% of annual base salary based on the individual’s exemplary performance, as determined by the committee in its sole discretion.

Each year the Committee reviews each of the four strategic objectives and assigns a weight to each objective based on perceived importance to the company. In 2016, due to reduced commodity prices and limited availability of capital, the Committee determined the two objectives that should receive the most weight would be Financial and Balance Sheet Management in order to move the company in a direction poised for sustainability and growth. For the 2016 plan year, the committee established performance criteria based on strategic objectives as set forth in the table below and assigned a weight to each objective:

Strategic Objective	Weight	Description of Performance Criteria
Financial	30%	Manage cash flows and effectively contain per unit cash costs (LOE, G&A, severance taxes and interest)
Balance Sheet Management	30%	Maintain stable balance sheet measured by net financial capacity and long-term debt credit statistics; create and maintain liquidity; align cash flows with capital expenditures; reduce debt per Mcfe
Operations, Production and Reserves	10%	Grow production and reserves; grow oil inventory and production and maintain reserve life index
M&A Activity and Business Relationships	10%	Maintain positive and prudent perspective on value-added opportunities; maintain appropriate team and resources to assess and capture merger and acquisition opportunities
Discretionary	20%
Assure quality communication & leadership alignment, adherence to corporate governance best practices, appropriate staffing levels and health, safety, environment and compliance metrics; such other measures as may be formulated & determined by the Compensation Committee

Each year our Board of Directors adopts business plan goals after discussion with and recommendation from executive management.   Plan goals vary from year to year depending upon the prevailing environment incorporating the company’s outlook on commodity prices, assessment of global and domestic supply and demand fundamentals, review of recent and ongoing operational execution, consideration of capital structure and liquidity issues and view on regulatory and political risks.  Annual goals are designed to navigate constantly changing market conditions with the over-arching objective of enhancing the value of the company for its stakeholders through highly economic and safely executed capital investments.

The following table shows actual points earned under the Annual Cash Bonus Plan as determined by the committee. As described below, although the formulaic calculation for the Annual Cash Bonus Plan should have resulted in a payout of 180% of target based on company performance during 2016, in light of the current commodity price environment and desire to maintain capital for investment, the committee decided to reduce the payout to 33% of target. The following table sets out how the payouts for each component were determined.

Strategic Objectives	Description of Performance Criteria	Plan/Goal	Performance Results	Weighted Score
Financial	Manage cash flows and effectively contain per unit cash costs (LOE, G&A, severance taxes and interest)	Reduce absolute cash costs (G&A, Interest, Dividends and Lifting) by > 25% from 2015 Through capital and cash cost management improve estimated cash burn per business plan Execute additional transactions to refinance remaining 2017 Notes Evaluate alternative sources of first lien financing to enhance liquidity	Accomplished Accomplished Accomplished through debt exchanges Accomplished -$50MM 1L Term Loan Secured	7.5
Balance Sheet Management	Maintain stable balance sheet measured by net financial capacity and long-term debt credit statistics; create and maintain liquidity; align cash flows with capital expenditures; reduce debt per Mcfe	Pursue asset rationalizations to create additional liquidity Execute JV in E. Texas All-In Capex less than Plan ($21.1MM) Actively consider/implement staff and consultant reductions in light of reduced activity	Accomplished JV in place Accomplished Accomplished	7.5

Operations, Production & Reserves	Grow production and reserves; grow oil inventory and production and maintain reserve life index	Maintain stable production profile while focusing on liquidity Cost control: AFE to Actual variance < 10% Exceed 24 Bcfe production estimate in 2017 business plan Achieve production guidance each quarter Health, safety, environment & compliance	Decline in production due to lack of capital spend Less than 1% under through 12/31/16 23.5 Bcfe; due to delayed Thunder Bayou recompletion Accomplished .99 TRIR at 12/31/16	1.5
M&A Activity & Business Relationships	Maintain positive and prudent perspective on value-added opportunities; maintain appropriate team and resources to assess and capture merger and acquisition opportunities	Actively pursue M&A activities and/or find additional sources of capital to assist in growth Maintain existing JV Partner relationship and develop other joint venture financings Maintain positive relationships with banks and potential PE partners to execute on credit enhancing opportunities	Accomplished -$50MM 1L Term Loan Secured Accomplished; E. Texas JV executed Banks replaced with -$50MM 1L Term Loan	1.5
Discretionary	Assure quality communication & leadership alignment, adherence to corporate governance best practices, appropriate staffing levels and health, safety, environment and compliance metrics; such other measures as may be formulated & determined by the Compensation Committee	Effective alignment and communication between board of directors and executive management Maintain appropriate staffing levels, while assuring adequate succession plans Continued efforts to become an Employer of Choice during industry downturn Overall execution of 2016 Business Plan, with discipline, after consideration of internal and external factors and influences impacting the plan during the year and necessary adjustments Other measures as determined, from time to time, by the Compensation Committee	Accomplished Accomplished Accomplished Accomplished	5.0
			Total	23
			Interpolation:	23-5 =18x10=180%
			Discretionary Committee Reduction	Reduced 147% for NEOs
			Final Payout	33% for NEOs

Long-Term Equity and Equity-Based Incentive Compensation. The committee provides equity or equity-based incentives and rewards to executive officers in order to link the executive’s long term interests to those of our stockholders and to encourage stock ownership by executives as a means of aligning the executives’ long term interests with those of our stockholders.
The PetroQuest Energy, Inc. 2016 Incentive Plan, which was approved by our stockholders in May of 2016, provides for grants of stock options, restricted stock, restricted stock units, performance-based awards and other stock-based awards to our NEOs and other employees. The committee believes that the awards granted under the 2016 Incentive Plan provide a significant link between the compensation of the NEOs and other employees on the one hand and the company’s long-term goals and stockholders’ interests on the other. Prior to the adoption of the 2016 Incentive Plan, the company awarded equity and equity-based compensation to its executive officers pursuant to the PetroQuest Energy, Inc. 2013 Incentive Plan, which was approved by our stockholders in May of 2013. In order to ensure shares of common stock would be available for future awards and to update the 2013 Incentive Plan, the company froze the 2013 Incentive Plan in connection with the adoption of the 2016 Incentive Plan and no new awards will be granted under the 2013 Incentive Plan.
The PetroQuest Energy, Inc. Long-Term Cash Incentive Plan was approved by our board of directors on November 12, 2012. The Cash Incentive Plan provides for the grants of the following types of awards to our employees, consultants and outside directors, each of which is paid solely in cash: restricted stock units, stock appreciation rights, phantom units, performance units and other stock-based awards. The committee believes that the equity-based awards granted under the Cash Incentive Plan also provide a significant link between the compensation of the NEOs and other employees on the one hand and the company’s long-term goals and the stockholders’ interests on the other.
The committee exercises its discretion each year in determining the mix between and among awards available under the 2016 Incentive Plan and the Cash Incentive Plan. In 2014, the committee introduced the company’s total shareholder return (TSR) as a factor for our compensation program for all executives in response to the feedback from our 2014 Say-On-Pay Proposal. The committee also determined to transition from restricted stock awards to restricted stock units that are settled in shares of our common stock and to implement the use of phantom units with a time based vesting that are settled in cash. The committee determined the amount of compensation to be distributed in long-term equity incentive awards for NEOs based on a percentage of base salary. This subjective analysis by the committee is based upon an overall review of the performance of the company and management and the committee’s assessment of the appropriate level of long-term equity and equity-based incentive compensation. The committee does not follow a specific process or necessarily consider objective or the same factors when making its overall review of the company’s performance, other than historical market data as furnished from time to time by the committee’s compensation consultant, when and as engaged by the committee.
As a consequence of the reverse stock split effected by the company in 2016, the number of shares available for grant to employees under the 2016 Incentive Plan were reduced at a ratio of one for four. Under the 2016 Incentive Plan, full value share grants have a fungible rate of 1.5 to 1 for every share granted, whereas options are at a 1 to 1 ratio. In order to maintain shares in the plan and to add an additional element of performance, the Committee granted premium priced options to our CEO and the other NEOs. Additionally, no cash settled performance grants were made in 2016 due to the cash constraints the company was experiencing in 2016.
Restricted Stock Units. As part of its executive compensation program, the committee, in the exercise of its discretion, considers awards of restricted stock units, which are settled in shares of our common stock under the 2016 Incentive Plan to executive officers and other employees. Restricted stock units currently vest over three years in one third increments on each anniversary date of the grant. Restricted stock units that have not vested will be forfeited when active service with the company terminates, except in the case of death, disability, or retirement.
No restricted stock units were awarded to the NEOs by the committee during 2016.
Phantom Stock Units. As part of its executive compensation program, the committee, in the exercise of its discretion, considers awards of phantom stock units, which are payable in cash, under the Cash Incentive Plan to executive officers and other employees. Phantom stock units currently vest over three years in one third increments on each anniversary date of the grant. Phantom stock units that have not vested will be forfeited when active service with the company terminates, except in the case of death, disability, or retirement.
No phantom stock units were awarded to the NEOs by the committee during 2016.
Restricted Stock. As part of its executive compensation program, the committee, in the exercise of its discretion, has in the past awarded restricted stock under its incentive plans to executive officers and other employees. No restricted stock was awarded to the NEOs by the committee during 2016.
Stock Options. As part of its executive compensation program, the committee, in the exercise of its discretion, annually considers awards of stock options under its incentive plan to executive officers and other employees.
Stock options granted under the 2016 Incentive Plan typically vest ratably on the first, second and third anniversaries of the grant date so that the options are fully vested after three years. Stock option grants are available for exercise for ten years from the date of grant. Since stock options are generally priced at fair market value, the options will only have value to the grantee if the market price of our common stock increases after the grant of the option. Outstanding options that have not vested are forfeited when active service with the company terminates, except in the event of death or disability. In March and September of 2016, the committee awarded incentive stock options to our NEOs as follows: Mr. Goodson, 42,500 and 182,738; Mr. Clement, 35,000 and 100,000; Mr. Mixon, 35,000 and 100,000; Mr. Abels, 15,000 and 54,930; and Mr. Price, 12,500. All of the awards made in March to NEOs were premium priced at 85% above the fair market value and 33% of the awards made in September were priced at 25% above the fair market value. No incentive stock options or non-qualified stock options were awarded to the NEOs by the committee during 2014 and 2015.
Performance Units. As part of its executive compensation program, the committee, in the exercise of its discretion, has in the past awarded performance units which provide a cash incentive award, the value of which is determined by reference to the value of our common stock. The performance units are measured based on a performance period consisting of a calendar year. At the end of the performance period, subject to review and certification of results by the committee, the executive will earn a specified percentage of his or her target performance units based on the placement of the company’s total shareholder return relative to the total shareholder return of a group of peer companies, as follows:

Level of Achievement	Company Percentile in Peer Group	Performance Units Earned as a Percentage of Target Units
Maximum Level	90%	200%
Superior Level	75%	150%
Target Level	50%	100%
Below Target Level	37.5%	75%
Threshold Level	25%	50%
Below Threshold Level	Less than 25%	0%

The current peer group consists of the companies listed above under the heading “– Benchmarking Using Peer Companies,” subject to adjustment by the committee. No performance grants were awarded by the Committee in 2015 or 2016. The performance grants made in 2014 were earned after one year of performance, with a three (3) year payout and are being paid annually on January 1st through 2018. Performance units earned for the performance period, if any, will vest as follows: (i) one third on the first day of the calendar year following the end of the performance period, (ii) one third on the first day of the second calendar year following the end of the performance period and (iii) one third on the first day of the third calendar year following the end of the performance period. The executive will be paid, within 60 days following the applicable vesting date, a cash amount equal to the number of performance units vested on such vesting date multiplied by the fair market value of a share of the company’s common stock on such vesting date (subject to the executive’s continued employment through the payment date).
Post-Employment Benefits. We have entered into employment and termination agreements with our executive officers which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “– Named Executive Officer Compensation – Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below.
Benefits and Executive Perquisites. As executives and employees of the company, the NEOs are eligible to participate in the health, dental, short-term disability and long-term disability insurance plans and programs provided to all company employees, but at no cost to the NEOs. We also provide each named executive officer with term life insurance equal to the executive’s base salary, with minimum and maximum coverage amounts of $400,000 and $500,000, respectively, under a company-sponsored plan at no cost to the named executive. NEOs are also eligible to participate in our 401(k) plan, which is generally available to all of our employees. For those who participate, we contribute matching payments of up to 6% of the contributions by the named executive officer to the plan. NEOs also receive annual paid vacation time, sick leave, holidays and bereavement days, and are eligible to receive reimbursement of the monthly cost of local industry-related social and professional clubs. Finally, all NEOs are eligible to participate in the 2012 Employee Stock Purchase Plan adopted by our stockholders on May 9, 2012, which is generally available to all our employees. Under this plan, participating employees may purchase up to $25,000 of our common stock per calendar year at 85% of the fair market value as set forth in the plan.
Realized Pay versus Reported Pay. In evaluating our NEO’s compensation, we believe it is important to understand not only the potential value of incentive awards at the time they are granted, but also the value actually realized by the executives from their awards. The Realized Compensation Table below supplements the Summary Compensation Table that appears on page 30 and shows the compensation actually realized in fiscal year 2016 by each NEO. The primary difference between the Realized Compensation Table and the Summary Compensation Table is the method used to value stock options and stock awards. SEC rules require that the grant date fair value of all stock options and stock awards be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table related to stock options and stock awards that have not vested, a substantial portion of which are subject to performance based vesting requirements in addition to time-based vesting requirements for which the value is therefore uncertain (and which may end up, in some cases, as having no value at all). In contrast, the Realized Compensation Table below includes only those stock options and stock awards held by the NEOs that vested during fiscal year 2016 (including those granted in prior years) and shows the value of those awards as of the applicable vesting date. As shown in the Realized Compensation Table below, our CEO’s total realized compensation calculated in this manner was $1,021,356 for fiscal year 2016, which is $295,652 less than his fiscal year 2016 total compensation as calculated for purposes of the Summary Compensation Table.

Name	Year	Base Salary ($)	Pfr plan bonus ($)	Other bonuses	PRU awards vested in fiscal year ($)	Options and stock awards vested in fiscal year ($)	LTI Phantom/ Cash Settled ($)	All other compensation	Total compensation realized ($)
Charles T. Goodson	2016	$636,540	$210,058	$0	$8,289	$93,597	$37,197	$35,675	$1,021,356
Arthur M. Mixon, III	2016	$375,950	$124,064	$0	$2,350	$43,059	$21,139	$84,903*	$686,368
J. Bond Clement	2016	$365,650	$124,064	$0	$2,286	$41,882	$20,560	$34,677	$579,109
Edward E. Abels, Jr.	2016	$350,000	$115,500	$0	$2,006	$21,843	$9,097	$39,347	$537,793
Tracy Price	2016	$288,301	$0	$0	$2,286	$0	$0	$156,287	$446,874
*Of this total amount $50,000 was awarded to Mr. Mixon to aid in the repairs to his home caused by flood in 2016.

Impact of Accounting and Tax Treatments. Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. While the deductibility of compensation is important to us and actions will, when deemed appropriate, be taken to ensure the deductibility of compensation, the committee has also determined that flexibility in determining the appropriate amount of compensation is required, notwithstanding the statutory and regulatory provisions, in negotiating and implementing incentive compensation programs. Accordingly, the committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit.

Other Compensation Matters.
Stock Ownership Guidelines. The Board has adopted stock ownership guidelines for directors and executive officers of the company to further align the financial interests of those persons with those of our stockholders. These guidelines generally require executive officers and directors to continuously own shares of our common stock equal in value to a multiple of their salary/annual retainer as of the applicable measurement date as follows: (i) Chief Executive Officer – five times base salary; (ii) all other executive officers – three times base salary; and (iii) directors – five times annual retainer. Executive officers and directors to whom the guidelines become applicable in the future are generally expected to achieve the prescribed holdings within five years of the date on which the guidelines become applicable to them and are expected to own continuously sufficient shares to meet the guidelines once attained. All of our current executive officers and directors who have been with the company for more than five years have met our stock ownership guidelines. See “Other Information – Principal Stockholders.”
Hedging Economic Risk of Ownership. Our insider trading policy prohibits our directors, officers and employees from short-term trading in our securities, purchasing or carrying our securities on margin or pledging our securities as collateral for a loan, short sales, or buying or selling put options and call options, or hedging or monetization transactions or similar arrangements with respect to our securities.
Clawback Provision. We have not formally adopted a provision that would allow recovery of compensation in any form that was paid or granted to executive officers based on reporting of inaccurate financial results, pending the adoption of rules by the SEC and the NYSE as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. However, it is the stated intention of the Board of Directors and senior management that to the extent any executive is complicit in fraudulent actions that substantially contributed to any misstatement of financial statements that requires a restatement, we will pursue all appropriate remedies to recover the amount of any compensation paid or granted to said individual to the extent the compensation paid or granted exceeds the amount that would have been paid or granted to said individual based on the restated financial statements.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based upon such review and discussions, and such other matters deemed relevant and appropriate by the committee, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Charles F. Mitchell, II, M.D., Chairman
J. Gerard Jolly
W. J. Gordon, III
E. Wayne Nordberg
William W. Rucks, IV

Compensation Policies and Risk Management
As described above, our stock option, restricted stock, restricted stock unit, phantom stock unit and performance unit grants are typically subject to a three year vesting period. Our annual cash bonus plan considers several balanced factors and metrics which are appropriately weighted to minimize undue emphasis in any one area of performance. The company believes that these factors, together with a balance of cash and equity awards, and a combination of short term and long term incentives and rewards, ensure that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation
W. J. Gordon, III, J. Gerard Jolly, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV served on the Compensation Committee in 2016. Michael L. Finch was also a member of the committee prior to his resignation from the Board in December 2016. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee. Mr. Nordberg is a working interest owner in particular properties operated by us or in which we also hold a working interest. See “Other Information – Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a more complete description of this relationship.

Named Executive Officer Compensation
Summary Compensation Table. The following table summarizes the compensation of our principal executive officer and our principal financial officer, as well as our other three most highly compensated executive officers, for the fiscal years ended December 31, 2016, 2015 and 2014. We refer to these individuals throughout this proxy statement as the “named executive officers.”

Summary Compensation Table for Fiscal Years Ended December 31, 2016, 2015 and 2014
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen-sation ($) (4)	All Other Compen-sation ($) (5)	Total ($)

Charles T. Goodson	2016	636,540	0	0	433,145	210,058	37,265	1,317,008
Chief Executive Officer	2015	661,022	159,135	0	0	0	36,653	856,810
and President	2014	636,540	0	1,382,315	0	0	38,852	2,057,707

J. Bond Clement	2016	365,650	0	0	251,400	124,064	35,228	776,342
Executive Vice President, Chief	2015	379,714	91,413	0	0	0	39,251	510,378
Financial Officer and Treasurer	2014	365,650	0	622,130	0	0	39,302	1,027,082

Arthur M. Mixon, III	2016	375,950	50,000	0	251,400	124,064	36,139	837,553
Executive Vice President –	2015	390,410	93,988	0	0	0	35,891	520,289
Operations and Production	2014	375,950	0	639,654	0	0	40,759	1,056,363

Edward E. Abels, Jr. (6)	2016	350,000	0	0	132,748	115,500	40,195	638,443
Executive Vice President,	2015	363,462	87,500	0	0	0	39,501	490,463
General Counsel and Secretary

Tracy Price (7)	2016	316,427	0	0	13,000	0	129,236	458,663
Former Executive Vice President –	2015	379,714	91,413	0	0	0	50,934	522,061
Business Development and Land	2014	365,650	0	622,130	0	0	34,957	1,022,737

(1)
Effective January 1, 2014, the annual base salaries of Messrs. Goodson, Clement, Mixon and Price were increased to $636,540, $365,650, $375,950 and $365,650, respectively. The year ended December 31, 2015 contained an extra payroll period so actual salary received was higher than base salary.

(2)
In 2015, the Compensation Committee awarded a discretionary cash bonus in the amount of 25% of base salary to each of the named executive officers in recognition of the achievement of outstanding results in connection with the disposition of our Oklahoma properties in June 2015. In 2016, a discretionary cash bonus of $50,000 was awarded to Mr. Mixon to aid in the repairs to his home caused by flood in 2016.

(3)
The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of awards pursuant to the 2013 Incentive Plan, 2016 Incentive Plan and Cash Incentive Plan. Assumptions used in the calculation of these amounts are included in “Note 5 – Share-Based Compensation” to our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on March 9, 2017.

(4)
The amounts in the “Non-Equity Incentive Plan Compensation” column for 2016 reflect cash awards earned under our Annual Incentive Plan. The amounts in the “Non-Equity Incentive Plan Compensation” column for 2015 and 2014 reflect that the Compensation Committee decided not to award any annual cash bonus awards to any of the company’s employees, including the named executive officers, under our Annual Incentive Plan in light of commodity prices and the company’s desire to preserve cash and maintain liquidity. See “– Compensation Discussion and Analysis – Annual Incentive Compensation” above for a description of the Annual Incentive Plan.

(5)	See table below for reconciliation of All Other Compensation for 2016.

Name	401(k) Matching Contribution	Medical and Dental Insurance	Life Insurance Premiums	Organization Dues	Car Allowance	Severance and Benefits Continuation	Total

Charles T. Goodson	15,900	16,157	3,618	1,590	-	-	37,265
J. Bond Clement	10,970	20,090	3,618	550	-	-	35,228
Arthur M. Mixon, III	15,900	15,385	3,618	1,236	-	-	36,139
Edward E. Abels, Jr.	15,900	20,090	3,357	848	-	-	40,195
Tracy Price	15,900	11,361	3,135	1,065	11,040	86,735	129,236

(6)	Mr. Abels joined the company in February 2014.

(7)
Mr. Price’s employment with the company was terminated effective as of October 7, 2016. See “— Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” for a description of the severance benefits provided to Mr. Price under his employment agreement. The amount in the salary column includes $28,126 paid in lieu of accrued vacation. Of the amount reflected in the “Severance and Benefits Continuation” column in the table in footnote (5) above, $84,381 was for severance and $2,354 was for benefits continuation.

Grants of Plan-Based Awards Table. The following table provides information on stock options granted in 2016 to each of the named executive officers. There can be no assurance that the Grant Date Fair Value of stock option awards will ever be realized.

Grants of Plan-Based Awards for Fiscal Year-End December 31, 2016
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
		Threshold ($)	Target ($)	Maximum ($)

Charles T. Goodson	N/A	0	636,540	1,273,080	—		—	—
	3/15/2016					42,500 (2)	4.36	44,200
	9/27/2016					32,839 (2)	3.96	66,663
	9/27/2016					149,899 (2)	3.17	322,282

J. Bond Clement	N/A	0	365,650	731,300	—		—	—
	3/15/2016					35,000 (2)	4.36	36,400
	9/27/2016					100,000 (2)	3.17	215,000

Arthur M. Mixon, III	N/A	0	375,950	751,900	—		—	—
	3/15/2016					35,000 (2)	4.36	36,400
	9/27/2016					100,000 (2)	3.17	215,000

Edward E. Abels, Jr.	N/A	0	350,000	700,000	—		—	—
	3/15/2016					15,000 (2)	4.36	15,600
	9/27/2016					7,930 (2)	3.96	16,098
	9/27/2016					47,000 (2)	3.17	101,050

Tracy Price (3)	N/A	0	365,650	731,300	—		—	—
	3/15/2016					12,500 (2)	4.36	13,000

(1)
The amounts shown reflect possible payouts under our Annual Incentive Plan. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Incentive Compensation” above for a description of the Annual Incentive Plan.

(2)	Grants of stock options are made pursuant to our 2016 Incentive Plan.

(3)	Mr. Price’s employment with the company was terminated effective as of October 7, 2016.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table. See “– Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below for the material terms of our employment agreements with our named executive officers. See “– Compensation Discussion and Analysis” for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table for narrative disclosure with respect to that table.

Outstanding Equity Awards at Fiscal Year-End Table. The following table shows the number of shares covered by exercisable and unexercisable options, shares of restricted stock, restricted stock units, phantom stock units and performance units that have not vested for which transfer restrictions had not yet lapsed held by our named executive officers on December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End December 31, 2016
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Charles T. Goodson	27,898	-		28.32	10/09/2019	-	-
	15,441	-		30.16	09/09/2021	-	-
	21,458			16.72	11/12/2023	-	-
	-	42,500	(2)	4.36	3/14/2026
	-	32,839	(3)	3.96	9/26/2026
	-	149,899	(3)	3.17	9/26/2026
	-	-		-	-	16,929(4)	56,035
								4,233(5)	14,009
								8,288(6)	27,433

J. Bond Clement	11,818	-		28.32	10/09/2019	-	-
	7,476	-		30.16	09/09/2021	-	-
	9,245	-	(2)	16.72	11/12/2023	-	-
	-	35,000	(2)	4.36	3/14/2026
	-	100,000	(3)	3.17	9/26/2026
	-	-		-	-	7,780(4)	25,751
								3,242(5)	10,729
								2,286(6)	7,567

Arthur M. Mixon, III	13,740	-		28.32	10/09/2019	-	-
	8,450	-		30.16	09/09/2021	-	-
	9,505	-		16.72	11/12/2023	-	-
	-	35,000	(2)	4.36	3/14/2026
	-	100,000	(3)	3.17	9/26/2026
	-		-	-	-	7,999(4)	26,477
								3,333(5)	11,032
								2,350(6)	7,779

Edward E. Abels, Jr.	14,859	-		15.45	02/1/2024	-	-
	-	15,000	(2)	4.36	3/14/2026
	-	7,930	(3)	3.96	9/26/2026
	-	47,000	(3)	3.17	9/26/2026
	-	-		-	-	6,827(4)	22,595
	-	-		-	-	7,934(7)	26,262
								2,845(5)	9,414
								2,004(6)	6,633

Tracy Price (8) (8)	10,871	-		21.05	01/07/2017	-	-
	6,163	-		16.73	01/07/2017	-	-

(1)	Calculated based upon the closing market price of our common stock on December 30, 2016, which was $3.31 per share.

(2)	These options will vest in three equal installments on each of March 15, 2017, 2018 and 2019.

(3)	These options will vest in three equal installments on each of September 27, 2017, 2018 and 2019.

(4)	These restricted stock units will vest on November 12, 2017.

(5)	Represents phantom stock units awarded on November 12, 2014 that will vest and be paid in cash on November 12, 2017.

(6)
Represents performance units awarded on November 17, 2014 that will vest and be paid in cash on January 1, 2017 and January 1, 2018. See “– Compensation Discussion and Analysis – Long-Term Equity and Equity-Based Incentive Compensation – Performance Units” above for a description of our performance units.

(7)	Represents phantom stock units awarded April 15, 2014 that will vest and be paid in cash on April 15, 2017.

(8)	Mr. Price’s employment with the company was terminated effective as of October 7, 2016.

Option Exercises and Stock Vested Table. The table below shows the number of shares of our common stock acquired by our named executive officers during 2016 upon the vesting of restricted stock and phantom stock units.

Option Exercises and Stock Vested as of Fiscal Year-End December 31, 2016
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Charles T. Goodson	0	0	45,017	139,082
J. Bond Clement	0	0	20,656	64,727
Arthur M. Mixon, III	0	0	21,237	66,548
Edward E. Abels, Jr.	0	0	18,605	52,623
Tracy Price (3)	0	0	1,143	2,286

(1)	Includes 11,624, 6,425, 6,606 and 2,843 of phantom stock units settled in cash for Messrs. Goodson, Clement, Mixon and Abels, respectively.

(2)	Includes $37,197, $20,560, $21,139 and $9,078 related to phantom stock units settled in cash for Messrs. Goodson, Clement, Mixon and Abels, respectively.

(3)	Mr. Price’s employment with the company was terminated effective as of October 7, 2016.
Employment Agreements and Potential Benefits Upon Termination or Change-in-Control. We have pre-existing employment agreements with our named executive officers Charles T. Goodson, J. Bond Clement, Arthur M. Mixon, III and Edward E. Abels, Jr. providing for annual base salaries of $636,540, $365,650, $375,950 and $350,000, respectively. The Board of Directors (or a committee thereof), in its discretion, may increase the base salaries based on relevant circumstances and, for each fiscal year, award an annual bonus (either pursuant to a bonus or incentive plan or program of ours or otherwise). During the term of the employment agreements, the executives are eligible to participate in all incentive, savings and retirement plans (including 401(k) plans), programs and welfare plans currently maintained or established by us for the benefit of our executive officers or employees. In addition, we are required to provide the executives with life insurance on mutually agreeable terms.
Each of the employment agreements has a term of three years. Each agreement may be terminated by the executive voluntarily, by us with or without “cause” or by the death or “disability” of the executive. The amount of compensation payable to each executive upon the occurrence of each of the foregoing events is discussed in the tables below.
Each agreement prohibits the executive from engaging in various activities outside his employment with PetroQuest without our approval and prohibits the disclosure of confidential information. In addition, each agreement contains a non-competition agreement and non-solicitation restrictions prohibiting the executive from competing with PetroQuest or soliciting its employees, customers or acquisition prospects during his employment and for one year after termination of the agreement for cause or by the executive for any reason, subject to certain exceptions.
We also have pre-existing termination agreements with Messrs. Goodson, Clement, Mixon and Abels providing for the payment of severance benefits upon a “change in control” and subsequent termination of the executive’s employment within two years after such “change in control” by us other than for “cause” or by the executive for “good reason.” Each of the agreements has a term of three years after January 1 of the year following the year of execution with automatic one-year renewals unless, not later than September 30 of the preceding year, we give notice of our intent not to extend any of the agreements. Even if we timely give notice, each of the agreements will automatically be extended for 24 months beyond its term if a “change in control” occurred during the term of any of the agreements. An executive is not entitled to any benefits under the agreement if the executive’s employment terminates due to the executive’s retirement at age 65, the executive’s “total and permanent disability” or the executive’s death. We are required to reimburse the executives for all fees and expenses incurred by them in disputing any notice of termination under the agreements, in seeking to enforce the agreements or in connection with any tax audit or proceeding relating to the application of excise taxes to any payment or benefit under the agreements. The amount of compensation payable to each executive under the agreements is discussed in the tables below.

The following tables describe the potential payments upon termination or a change in control for Messrs. Goodson, Clement, Mixon and Abels:

Charles T. Goodson Chairman of the Board, Chief Executive Officer and President
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	636,540	636,540	0	1,237,080
Annual Cash Incentive (3)	0	0	0	0	0	1,056,656
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	20,985	20,985	20,985
Restricted Stock Units (Unvested and Accelerated) (6)	0	0	0	56,035	56,035	56,035
Phantom Stock Units (Unvested and Accelerated) (7)	0	0	0	14,008	14,008	14,008
Performance Units (Unvested and Accelerated) (8)	0	0	0	0	13,717	27,433

Benefits and Perquisites
Health and Welfare Benefits Continuation (9)	0	0	14,123	0	0	28,246
Tax Gross-up (10)	0	0	0	0	0	0
Total	0	0	650,663	727,568	104,745	2,440,443

J. Bond Clement Executive Vice President, Chief Financial Officer and Treasurer
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	365,650	365,650	0	731,300
Annual Cash Incentive (3)	0	0	0	0	0	613,778
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	14,000	14,000	14,000
Restricted Stock Units (Unvested and Accelerated) (6)	0	0	0	25,748	25,748	25,748
Phantom Stock Units (Unvested and Accelerated) (7)	0	0	0	10,731	10,731	10,731
Performance Units (Unvested and Accelerated) (8)	0	0	0	0	3,783	7,567

Benefits and Perquisites
Health and Welfare Benefits Continuation (9)	0	0	20,421	0	0	40,842
Tax Gross-up (10)	0	0	0	0	0	0
Total	0	0	386,071	416,129	54,262	1,443,966

Arthur M. Mixon, III Executive Vice President– Operations and Production
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	375,950	375,950	0	751,900
Annual Cash Incentive (3)	0	0	0	0	0	624,078
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	14,000	14,000	14,000
Restricted Stock Units (Unvested and Accelerated) (6)	0	0	0	26,473	26,473	26,473
Phantom Stock Units (Unvested and Accelerated) (7)	0	0	0	11,032	11,032	11,032
Performance Units (Unvested and Accelerated) (8)	0	0	0	0	3,889	7,779

Benefits and Perquisites
Health and Welfare Benefits Continuation (9)	0	0	14,123	0	0	28,246
Tax Gross-up (10)	0	0	0	0	0	0
Total	0	0	390,073	427,455	55,394	1,463,508

Edward E. Abels, Jr. Executive Vice President– General Counsel and Secretary
Executive Benefits and Payments Upon Termination (1)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
Compensation
Severance (2)	0	0	350,000	350,000	0	700,000
Annual Cash Incentive (3)	0	0	0	0	0	581,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	6,580	6,580	6,580
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	26,258	26,258	26,258
Restricted Stock Units (Unvested and Accelerated) (6)	0	0	0	22,594	22,594	22,594
Phantom Stock Units (Unvested and Accelerated) (7)	0	0	0	9,417	9,417	9,417
Performance Units (Unvested and Accelerated) (8)	0	0	0	0	3,316	6,633

Benefits and Perquisites
Health and Welfare Benefits Continuation (9)	0	0	20,421	0	0	40,842
Tax Gross-up (10)	0	0	0	0	0	0
Total	0	0	370,421	414,849	68,165	1,393,324

(1)
For purposes of this analysis, we assumed that the effective date of termination is December 30, 2016, the price per share of our common stock on the date of termination is $3.31 per share and that the executive’s compensation is as follows: Mr. Goodson’s base salary is equal to $636,540 and annual incentive target opportunity is equal to 100% of base salary; Mr. Clement’s base salary is equal to $365,650 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Mixon’s base salary is equal to $375,950 and short-term incentive target opportunity is equal to 100% of base salary; and Mr. Abel’s base salary is equal to $350,000 and short-term incentive target opportunity is equal to 100% of base salary;.

(2)
Under “Involuntary Not for Cause Termination” and “Death or Disability,” severance is calculated as 1x base salary and is payable in equal semi-monthly installments for 12 months following the date of termination. Under “After a Change in Control,” severance is calculated as 2x base salary and is payable in a lump sum not later than the fifth day following the date of termination.

(3)
Under “After a Change in Control,” short-term incentive is calculated as 2x the executive’s most recent annual bonus, which amount is payable in a lump sum not later than the fifth day following the date of termination, plus the executive’s target bonus under the Annual Incentive Bonus Plan pro-rated for the plan year in which the “change in control” occurs, which amount is payable on a date to be determined by the Compensation Committee in its sole discretion. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Cash Incentive Compensation” above for a description of the Annual Incentive Bonus Plan.

(4)
Pursuant to the terms of the 1998 Incentive Plan, the 2013 Incentive Plan, the 2016 Incentive Plan and the incentive agreements thereunder, under “Death or Disability,” “Retirement” or “After a Change in Control,” the vesting of all outstanding stock options will be accelerated and all stock options shall be 100% vested on the date of termination of employment or the date immediately preceding a “change in control.”

(5)
Pursuant to the terms of the 1998 Incentive Plan, the 2013 Incentive Plan and the incentive agreements thereunder, under “Death or Disability,” “Retirement” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.”

(6)
Pursuant to the terms of the 2013 Incentive Plan and incentive agreements thereunder, under “Death or Disability” or “After a Change in Control,” all restrictions and conditions on restricted stock units will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.” Under “Retirement,” all restrictions and conditions on restricted stock units that would have vested within 12 months of the date of retirement will be deemed satisfied and will be fully vested on the date of retirement.

(7)
Pursuant to the terms of our Cash Incentive Plan and incentive agreements thereunder, under “Death or Disability” or “After a Change in Control,” all restrictions and conditions on phantom stock units will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.” Under “Retirement,” all restrictions and conditions on phantom stock units that would have vested within 12 months of the date of retirement will be deemed satisfied and will be fully vested on the date of retirement

(8)
Pursuant to the terms of our Cash Incentive Plan and incentive agreements thereunder, under “After a Change in Control,” all performance units will be deemed fully vested and, in the event of a “change in control” prior to the end of the performance period, all performance goals will be deemed to be achieved at the target level. Under “Retirement,” all performance units that would have vested within 12 months of the date of retirement after the end of a performance period where the performance goals have be achieved will be deemed fully vested on the date of retirement.

(9)
Health and Welfare Benefits Continuation is calculated as 12 months under “Involuntary Not for Cause Termination” and as 24 months under “After a Change in Control.” Benefits payable under “After a Change in Control” will be reduced to the extent substantially similar benefits are actually received by or made available to the executive by any other employer during the 24-month period at a cost to the executive that is commensurate with the cost incurred by the executive immediately prior to the executive’s date of termination, subject to certain conditions. Amounts are based on COBRA rate.

(10)
In the event that the executive becomes entitled to the severance benefits under the termination agreement or any other agreement, plan, instrument or obligation, in whatever form, of ours, including by reason of the accelerated vesting of stock options or restricted stock hereunder or thereunder, and in the event that any of such benefits will be subject to an excise tax, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of any excise tax on such benefits and any federal, state and local income tax, excise tax and FICA and Medicare withholding taxes upon such additional amount will be equal to the such benefits, subject to certain conditions.

Mr. Price’s employment with the company was terminated effective as of October 7, 2016. Mr. Price will receive the following severance benefits consistent with the provisions regarding termination of employment without cause contained in his employment agreement: (i) severance equal to $365,650, payable in equal semi-monthly installments for 12 months following the date of termination and (ii) health and welfare benefits for 12 months following the date of termination. Any amounts paid during 2016 are reflected in the Summary Compensation Table above.
Securities Authorized For Issuance Under Equity Compensation Plans
The following table sets forth information regarding our equity compensation plans as of December 31, 2016:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,412,940	$7.13	2,398,504

Equity compensation plans not approved by security holders	0	0	0

Total	1,412,940	$7.13	2,398,504

(1)
Includes options outstanding under the 1998 Incentive Plan, the 2013 Incentive Plan and the 2016 Incentive Plan. The 1998 Incentive Plan and the 2013 Incentive Plan were frozen in May 2013 and May 2016, respectively, and no new awards have been or will be issued under the 1998 Incentive Plan and the 2013 Incentive Plan. The total number of shares of common stock initially available for issuance under the 2016 Incentive Plan was 2,000,000.

(2)
Includes 1,059,398 shares of common stock available for issuance under the 2016 Incentive Plan and 1,339,106 shares of common stock available for purchase by the company’s employees pursuant to the 2012 Employee Stock Purchase Plan. The total number of shares of common stock initially available for purchase under the 2012 Employee Stock Purchase Plan was 1,500,000.

Certain Relationships and Related Transactions
Policies and Procedures with Respect to Related Party Transactions. The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.
Working Interest and Overriding Royalty Interest Owners. Charles T. Goodson or his affiliates are working interest owners and overriding royalty interest owners and E. Wayne Nordberg and William W. Rucks, IV, are working interest owners in certain properties operated by us or certain properties in which we also hold a working interest. As working interest owners, they are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, Mr. Goodson or his affiliates are entitled to receive their proportionate share of revenues in the normal course of business.
During 2016, in their capacities as a working interest owners or overriding royalty interest owners, revenues, net of costs, were received from Mr. Goodson or his affiliates in the amount of $15,000, and with respect to Mr. Nordberg, costs billed exceeded revenues disbursed in the amount of $200. No such disbursements were made to Mr. Rucks. With respect to Mr. Goodson, gross revenues attributable to interests, properties or participation rights held by him prior to joining us as an officer and director on September 1, 1998 represent all of the gross revenue received by him in 2016.
In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. At December 31, 2016, our joint interest billing receivable included approximately $8,000 from the related parties discussed above or their affiliates, attributable to their share of costs. This represents less than 1% of our total joint interest billing receivable at December 31, 2016.
Charter Aircraft. Periodically, we charter private aircraft for business purposes pursuant to an arrangement by which we pay a third-party operator for the use of flight hours owned by Mr. Goodson through a fractional ownership arrangement with this third-party operator. No such amount was incurred during 2016. The company’s use of flight hours purchased by Mr. Goodson was pre-approved by the company’s Audit Committee and there is no agreement or obligation by or on behalf of the company to utilize this aircraft arrangement.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that E. Wayne Nordberg was late in filing a Form 4 disclosing six transactions.
Other Matters
Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2016, our Quarterly Reports on Form 10-Q and other information are available on our website (www.petroquest.com) and may also be obtained by calling (337) 232-7028 or writing to the address below:
PetroQuest Energy, Inc.
Corporate Communications
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.
Deadline for Receipt of Stockholder Proposals
If you want us to consider including a proposal in our proxy statement for our 2018 annual meeting of stockholders you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices at 400 E. Kaliste Saloom Road, Suite 6000,

Lafayette, Louisiana 70508 no later than December 1, 2017, or, if the date of our 2018 annual meeting of stockholders is more than 30 days from the date of the 2017 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2018 annual meeting of stockholders.
If you intend to present a proposal at our 2018 annual meeting of stockholders, including director nominations, but you do not intend to have it included in our 2018 Proxy Statement, you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices listed above no less than 60 days nor more than 120 days prior to the anniversary date of our 2017 annual meeting and it must contain certain information specified in our Bylaws; provided, however, that in the event that the date of our 2018 annual meeting of stockholders is changed by more than 30 days from such anniversary date, your notice will be timely if we receive it not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to stockholders or the date on which it is first disclosed to the public. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.
Sincerely,
/s/ Edward E. Abels, Jr.
Edward E. Abels, Jr.
Executive Vice President – General Counsel
and Secretary
March 31, 2017

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 16, 2017

PETROQUEST ENERGY, INC.

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 20, 2017                             Date: May 16, 2017
Time: 9:00 AM CDT
Location: City Club at River Ranch.
1100 Camellia Blvd
Lafayette, LA 70508

PETROQUEST ENERGY, INC.
400 E. KALISTE SALOOM RD. STE. 6000
LAFAYETTE, LA 70508

You are receiving this communication because you hold
shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

Se
e the reverse side of this notice to obtain pr

materials and voting instructions.        Before YouVote
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Annual Report    2. Notice & Proxy Statement
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:    www.proxyvote.com
2) BY TELEPHONE:    1-800-579-1639
3) BY E-MAIL*:    sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 02, 2017 to facilitate timely delivery.

How ToVote
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote FOR all of the nominees for director in proposal 1.

1. Election of Directors

Nominees

01 Charles T. Goodson    02 William W. Rucks, IV    03 E. Wayne Nordberg    04 J. Gerard Jolly    05 W.J. Gordon, III
06 Charles F. Mitchell, II

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.

3. Advisory approval of the Company's executive compensation.

The Board of Directors recommends you vote "1 year" on the following proposal:

4. Advisory approval of the frequency of holding future advisory votes on the Company's executive compensation.

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.
0000327011_4 R1.0.1.15

PETROQUEST ENERGY, INC.
400 E. KALISTE SALOOM RD.
STE. 6000
LAFAYETTE, LA 70508

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR            For Withhold For All        To withhold authority to vote for any
all of the nominees for director in proposal 1.                All All     Except        individual nominee(s), mark “For All
☐ ☐     ☐            Except” and write the number(s) of the
nominee(s) on the line below.
_____________________

1. Election of Directors
Nominees
01 Charles T. Goodson    02 William W. Rucks, IV    03 E. Wayne Nordberg    04 J. Gerard Jolly    05 W.J. Gordon, III
06 Charles F. Mitchell, II

The Board of Directors recommends you vote FOR proposals 2 and 3.    For    Against Abstain

2. Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.    ☐ ☐ ☐
3. Advisory approval of the Company's executive compensation.                                    ☐ ☐ ☐

The Board of Directors recommends you vote "1 year" on the following proposal:    1 year 2 years 3 years Abstain
4. Advisory approval of the frequency of holding future advisory votes on the Company's executive compensation.                 ☐ ☐ ☐ ☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

_______________________________________        ________________________
Signature          Date                Signature (Joint Owners)     Date

0000327012_1 R1.0.1.15

0000327012_2 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/
are available at www.proxyvote.com

PETROQUEST ENERGY, INC.
Annual Meeting of Stockholders
May 16, 2017 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of PetroQuest Energy, Inc. (the "Company"), revoking all prior proxies, hereby appoints Charles T. Goodson and Edward E. Abels, Jr., and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the City Club at River Ranch, located at 1100
Camellia Blvd., Lafayette, Louisiana 70508, on Tuesday, May 16, 2017, at 9:00 a.m., Lafayette time, and at any postponement or adjournment of said meeting, all of the shares of the Company's common stock in the name of the undersigned or which the undersigned may be entitled to vote.

This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR the election of all of the nominees for director in proposal 1, FOR proposals 2 and 3, "1 Year" on proposal 4 and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any postponement or adjournment of said meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

(Continued and to be marked, dated and signed on reverse side)